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EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-136821 on Form S-8 pertaining to the Syntel, Inc. Amended and Restated Stock Option and Incentive Plan Syntel Inc. Amended and Restated Employee Stock Purchase Plan and Registration Statement No. 333-139943 on Form S-3 and No. 139227 on Form S-3A pertaining to Syntel, Inc. of our report dated March 8, 2007 on the consolidated financial statements of Syntel, Inc. and our report dated the same date on Syntel, Inc. management's assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting of Syntel, Inc. which reports are included in Form 10-K for Syntel, Inc. for the year ended December 31, 2006.


                                        Crowe Chizek and Company LLC

Fort Wayne, Indiana
March 14, 2007